EXHIBIT 10.3

FIRST AMENDMENT TO CREDIT AGREEMENT

          THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), entered into as of April 14, 2011 (the “Effective Date”), by and among INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation (“ISA”), ISA INDIANA, INC., an Indiana corporation (“ISA Indiana”), the Lenders party hereto, and FIFTH THIRD BANK, an Ohio banking corporation (“Fifth Third”), in its capacity as Agent for Lenders and LC Issuer under this Agreement (“Agent”) and as LC Issuer, is as follows:

Preliminary Statements

                    A. ISA and ISA Indiana (each a “Borrower” and, collectively, “Borrowers”), Agent, LC Issuer and the Lenders entered into that certain Credit Agreement dated as of July 30, 2010 (as modified, extended, amended or restated from time to time, the “Credit Agreement”). Capitalized terms used, but not defined, in this Amendment will have the meanings given to them in the Credit Agreement.

                    B. Borrowers have requested that Agent, LC Issuer and the Lenders: (i) increase the Maximum Revolving Commitment and the maximum amount of Eligible Inventory advances in the calculation of the Borrowing Base as specifically set forth herein, (ii) change the due date of the first Excess Cash Flow Payment as specifically set forth herein, and (iii) amend certain other provisions of the Credit Agreement and certain of the other Loan Documents.

                    C. Agent, LC Issuer and the Lenders are willing to so amend the Credit Agreement and certain of the other Loan Documents, all on the terms, and subject to the conditions, of this Amendment.

Statement of Amendment

          In consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent, LC Issuer and the Lenders and Borrowers hereby agree as follows:

          1. Amendments to Credit Agreement. Subject to the satisfaction of the conditions of this Amendment, the Credit Agreement is hereby amended as follows:

                    1.1 The following definitions are hereby added to Section 1.2 of the Credit Agreement in their proper alphabetical order:

“First Amendment” means the First Amendment to Credit Agreement among Agent, LC Issuer, the Lenders and Borrowers dated to be effective as of April 14, 2011.

“First Amendment Effective Date” means April 14, 2011.

“Unbilled Receivables” means Receivables resulting from sales to North American Stainless pursuant to which Finished Goods are delivered to North American Stainless without the simultaneous issuance of an invoice for such Finished Goods; provided, that, Receivables resulting from such “non-invoiced” shipments of Finished Goods may only be included as Unbilled Receivables for a period of thirty (30) days from the date such Finished Goods were delivered to North American Stainless.

                    1.2 Clauses (a)(i) and (a)(ii) of the definition of “Eligible Receivables” in Section 1.2 of the Credit Agreement are hereby amended in their entirety by substituting the following in their respective steads:

(i) Receivables (other than Unbilled Receivables) which consist of ordinary trade accounts receivable owned solely by such Borrower, evidenced by such Borrower’s customary invoice therefor, payable in cash in Dollars and which arise out of an outright, bona fide, lawful and final provision of services or sale of Finished Goods in each case in the ordinary course of such Borrower’s business as presently conducted by it to a Person who is not an Affiliate of such Borrower (or who otherwise is controlled by such Borrower or by an Affiliate of such Borrower) who has issued a valid and binding written purchase order to, or entered into a binding written contract therefor with, such Borrower;

(ii) Receivables which are Unbilled Receivables or are due and payable absolutely and unconditionally within (A) such Borrower’s customary payment terms as granted in the ordinary course of business as presently conducted by it, or permitted to be conducted by it in accordance with the terms of this Agreement, provided that such customary payment terms as granted do not, in any event, exceed 60 days from the date of the invoice applicable thereto, or (B) such extended terms that Agent, in its discretion exercised in good faith, approves after prior notice from such Borrower;

                    1.3 Clause (b)(iv) of the definition of “Eligible Receivables” in Section 1.2 of the Credit Agreement is hereby amended in its entirety by substituting the following in its stead:

(iv) Receivables owing from any single account debtor, to the extent such Receivables exceed, as of any date, 30% of the face amount (less maximum discounts, credits and allowances which may be taken by, or granted to, such account debtor in connection therewith) of the then aggregate outstanding Eligible Receivables of Borrowers; provided, however, that, as of any date of determination, for Receivables (which are otherwise eligible) owing from North American Stainless, the foregoing percentage is 80%; provided that, the aggregate amount of such Eligible Receivables owing from North American Stainless shall not exceed in the aggregate at any time the then Receivables Advance Rate multiplied by $25,000,000 (after application of the Receivables Advance Rate; such that, on the First Amendment Effective Date, the maximum amount of Eligible Receivables owing from North American Stainless could not exceed $20,000,000).

                    1.4 Clause (b)(ix) of the definition of “Eligible Receivables” in Section 1.2 of the Credit Agreement is hereby amended in its entirety by substituting the following in its stead:

(ix) Receivables which are: (A) generated by a sale on approval, a bill and hold sale, a sale on consignment, or other type of conditional sale or which are subject to progress billing, or (B) Unbilled Receivables, but only to the extent the aggregate amount of all such Unbilled Receivables, at any time, exceeds $15,000,000;

                    1.5 The following definitions in Section 1.2 of the Credit Agreement are hereby amended in their entirety by substituting the following in their respective steads:

“Borrowing Base” means, as of any time, an amount in Dollars equal to:

(a) the Receivables Advance Rate applied to the then Net Amount of Eligible Receivables then outstanding;

plus    (b) the least of (i) $18,000,000 (subject to adjustment as provided in Section 2.13), (ii) the applicable Inventory Advance Rate applied, with respect to the applicable categories of Eligible Inventory, to the then Eligible Inventory and (iii) 80% of the Net Orderly Liquidation Value Percentage (such product expressed as a percentage) applied, with respect to the applicable categories of Eligible Inventory, to the then Eligible Inventory; and

less (c) the then Reserve Amount.

“Dodd-Frank Act” has the meaning set forth in Section 2.6(a)(iv).

“Letter of Credit Availability” means, as at any time, an amount equal to the lesser of (a) an amount equal to (i) $2,500,000 less (ii)

the then Letter of Credit Obligations and (b) the then Revolving Loan Availability.

“Maximum Revolving Commitment” means Forty-Five Million Dollars ($45,000,000).

                    1.6 The second sentence of Section 2.2(a) of the Credit Agreement is hereby amended in its entirety by substituting the following in its stead:

The aggregate amount of all of the Revolving Loan Commitments is $45,000,000.

                    1.7 Section 2.2(e) of the Credit Agreement is hereby amended in its entirety by substituting the following in its stead:

(e) In addition to the scheduled payments of principal on the Term Loan set forth in Section 2.3(b), beginning on the earlier of (i) April 30, 2012 or (ii) 15 days following the date on which Agent receives Borrower’s Financial Statements in accordance with Section 6.1(b) for the Fiscal Year ending December 31, 2011 and continuing on the same due date (or 15 days following the date on which Lenders receive Borrower’s Financial Statements in each subsequent Fiscal Year) thereafter occurring in each subsequent Fiscal Year until the payment in full of the Term Loan, Borrowers will make a payment to Agent, for the ratable benefit of Lenders (each, an “Excess Cash Flow Payment”) in an aggregate amount equal to the Excess Cash Flow Percentage of Excess Cash Flow for the immediately preceding Fiscal Year of Borrower then ended. Each Excess Cash Flow Payment shall, absent the occurrence and continuance of an Event of Default, be applied to the remaining installments of principal under the Term Loan Notes in the inverse order of maturity, and to accrued but unpaid interest thereon. The receipt by Lenders of any such prepayments will not change the due dates or amounts of the monthly principal payments otherwise required to be paid pursuant to the Term Loan Notes.

1.8 Section 2.6(a)(iv) of the Credit Agreement is hereby amended in its entirety by substituting the following in its stead:

(iv) Notwithstanding any other provisions of this Section 2.6(a) to the contrary, if Agent determines, at any time, in good faith that (A) deposits in Dollars are not available in the London interbank market or (B) by reason of: (1) national or international financial, political or economic conditions or (2) any applicable law, treaty, rule or regulation, whether domestic or foreign (including, without limitation, any request, rule, guideline or directive (1) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) or (2) enacted, promulgated, adopted, issued or implemented by the Bank of International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), or the United States financial regulatory authorities)), now or hereafter in effect or the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance by a Lender with any request or directive of such authority (whether or not having the force of law), including exchange controls, (I) it is impracticable, unlawful or impossible for Lenders to maintain loans at an interest rate based on the LIBOR Tranche Rate or the Daily LIBOR Rate, (II) adequate and fair means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Rate Loans, or (III) the LIBOR Tranche Rate or the Daily LIBOR Rate determined by Agent will not adequately and fairly reflect the cost to Lenders of making or maintaining any LIBOR Rate Loans (including inaccurate or inadequate reflection of actual costs resulting from the calculation of rates by reporting sources), then Agent will give Borrowers prompt written notice thereof (and will thereafter give Borrowers prompt notice of the cessation, if any, of such condition), and, so long as such condition remains in effect as determined by Agent, the obligations of Lenders to make or to continue to fund or maintain LIBOR Rate Loans will terminate, and the Loans will bear interest from and after such date at a floating rate equal to the Prime Rate plus the Applicable Prime Rate Margin. Notwithstanding anything to the contrary contained herein, for all purposes of this Agreement, all requests, rules, guidelines and directives (A) in connection with the Dodd-Frank Act or (B) enacted, promulgated, adopted, issued or implemented by the Bank of International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), or the United States financial regulatory authorities shall, in each case, be deemed to constitute a change under this Agreement regardless of the date on which such request, rule, guideline or direction was enacted, promulgated, adopted, issued or implemented. Moreover, notwithstanding any other provisions of this Section 2.6(a)(iv) to the contrary, if any individual Lender determines in good faith that it is unlawful under applicable law to make or maintain LIBOR Rate Loans as contemplated by this Agreement, the affected Lender (the “Affected Lender”) will provide prompt written notice to Borrowers and (x) the Affected Lender’s commitment hereunder to make LIBOR Rate Loans and continue LIBOR Rate Loans as such will thereupon terminate and (y) the Affected Lender’s Revolving Loans then outstanding as LIBOR Rate Loans, if any, will automatically bear interest from and after such date at a floating rate equal to the Prime Rate plus the Applicable Prime Rate Margin on the respective last days of the then current LIBOR Tranche Period (or immediately as to Daily LIBOR Rate Loans) with respect to such Revolving Loans. Borrowers, so long as no Event of Default then exists, may: (A) request Agent to use commercially reasonable efforts to identify a replacement Lender or financial institution satisfactory to Borrowers to acquire and assume all or a ratable part of all of such Affected Lender’s LIBOR Rate Loans and commitments to make LIBOR Rate Loans (a “LIBOR Replacement Lender”), provided that Agent will have no duty to undertake a formal syndication or any underwriting obligations of any nature with respect to any proposed LIBOR Replacement Lender requested by Borrowers; (B) request one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s LIBOR Loans and commitment to make LIBOR Loans; or (C) designate a LIBOR Replacement Lender. Any such designation of a Replacement LIBOR Lender under clause (A) or (C) shall be subject to the prior consent of Agent. Borrowers and Lenders further acknowledge that Agent assumes no responsibility for ensuring that Agent will be able to locate any LIBOR Replacement Lender or that any Person designated as a LIBOR Replacement Lender becomes a Lender under this Agreement. If Agent gives notice to such Affected Lender that a LIBOR Replacement Lender has been obtained, then such Affected Lender must immediately sell all of such Affected Lender’s Pro Rata Share of the LIBOR Rate Loans and commitment to make LIBOR Rate Loans for an amount equal to the unpaid principal balance of the LIBOR Rate Loans held by such Affected Lender plus all accrued interest and fees then due to such Affected Lender as set forth in this Agreement.

1.9 Sections 6.1(c)(i) and 6.1(c)(ii) of the Credit Agreement are hereby amended in their entirety by substituting the following in their respective steads:

(i) a Borrowing Base Certificate by no later than the Tuesday after the end of each calendar week (which is based on values as of the immediately preceding week; provided, however, that Agent may, in its sole discretion, elect to require (as evidenced by a written notice delivered to Borrowers) that Borrowers deliver a Borrowing Base Certificate on each Business Day, which is based on values as of the immediately preceding Business Day); and

(ii) reports of each Borrower’s sales, credits to sales or credit memoranda applicable to sales, collections and non-cash charges (from whatever source, including sales and noncash journals or other credits to Receivables and Unbilled Receivables) for the applicable period, and acceptable supporting documentation thereto (including, a report indicating the Dollar value of each Borrower’s Eligible Receivables, Unbilled Receivables, Eligible Inventory and all other information deemed necessary by Agent to determine levels of that which is and is not Eligible Receivables, Unbilled Receivables, or Eligible Inventory).

1.10 Section 6.1(d) of the Credit Agreement is hereby amended in its entirety by substituting the following in its stead:

(d) By no later than the 30th day after the end of each calendar month, or sooner if available, Borrowers shall deliver to Agent monthly agings, broken down by Borrowers and by due date of Receivables listed by invoice date and Unbilled Receivables by the delivery date, in each case reconciled to the Borrowing Base Certificate for the end of such month and Borrowers’ general ledgers, and setting forth any changes in the reserves made for bad accounts or any extensions of the maturity of, any refinancing of, or any other material changes in the terms of any Receivables or Unbilled Receivables in such format as is specified by Agent from time to time, together with such further information with respect thereto in such format as Agent may then require in the exercise of its discretion in good faith.

1.11 The first sentence of Section 11.1(m) of the Credit Agreement is hereby amended in its entirety by substituting the following in its stead:

The maximum aggregate liability of the Credit Parties under this Cross-Guaranty is $52,960,000.

          2. Amendment and Restatement of Revolving Loan Note. On the Effective Date, Borrowers will duly execute and deliver to Agent an Amended and Restated Revolving Loan Note in the form attached hereto as Exhibit A (the “Amended and Restated Revolving Loan Note”).

          3. Reaffirmation of Cross-Guaranties. Each of the Borrowers (collectively, the “Cross-Guarantors”) hereby (i) confirms, ratifies and reaffirms its respective Cross-Guaranty and (ii) acknowledges and agrees that no Cross-Guarantor is released from its obligations under its respective Cross-Guaranty by reason of this Amendment and that the obligations of each Cross-Guarantor under its respective Cross-Guaranty extend to the Credit Agreement, the Amendment Documents and the other Loan Documents as amended by, or in connection with, this Amendment. This reaffirmation of each Cross-Guarantor’s Cross-Guaranty shall not be construed, by implication or otherwise, as imposing any requirement that Agent notify or seek the consent of any Cross-Guarantor relative to any past or future extension of credit, amendment or modification, extension or other action with respect thereto, in order for any such extension of credit, amendment or modification, extension or other action with respect thereto to be subject to a Cross-Guarantor’s Cross-Guaranty, it being expressly acknowledged and reaffirmed that each Cross-Guarantor has under its respective Cross-Guaranty consented, among others things, to modifications, amendments, extensions and other actions with respect thereto without any notice thereof or any further consent thereto.

          4. Reaffirmation and Amendment of Guaranty and Reaffirmation of Security. As a condition of this Amendment, on the Effective Date, Borrowers will cause each Guarantor to execute and deliver to Agent the Reaffirmation and Amendment of Guaranty and Reaffirmation of Security provided after the signatures below and incorporated by reference herein.

          5. Additional Conditions; Other Documents. As a condition of this Amendment, Borrowers will deliver to Agent, on or before the execution of this Amendment, (i) the Amended and Restated Revolving Loan Note duly executed by Borrowers; (ii) an amendment to each of the Mortgages, in form and substance acceptable to Agent, (iii) a copy, certified by the Secretary of each Borrower, of resolutions of the Board of Directors of Borrowers, authorizing the execution of this Amendment and all other documents executed in connection herewith, which certificate and resolutions will be in form and substance acceptable to Agent; (iv) a copy, certified by the Secretary of each Guarantor of resolutions of the sole member of each Guarantor authorizing the execution of the Reaffirmation and Amendment of Guaranty and Reaffirmation of Security and all other documents executed in connection therewith, which certificate and resolutions will be in form and substance acceptable to Agent; and (v) such other documents, instruments, and agreements deemed necessary or desirable by Agent to effect the amendments to Borrowers’ credit facilities with Agent, LC Issuer and the Lenders contemplated by this Amendment.

          6. Reaffirmation of Security. Borrowers and Agent, LC Issuer and the Lenders hereby expressly intend that this Amendment shall not in any manner: (a) constitute the refinancing, refunding, payment or extinguishment of the existing Obligations as of the Effective Date; (b) be deemed to evidence a novation of the outstanding balance of the Obligations; or (c) affect, replace, impair, or extinguish the creation, attachment, perfection or priority of the Liens on the Loan Collateral granted pursuant to any of the Security Documents. Borrowers ratify and reaffirm any and all grants of Liens to Agent in the Loan Collateral as security for the Obligations, and Borrowers acknowledge and confirm that the grant of the Liens to Agent in the Loan Collateral: (i) represent continuing Liens on all of the Loan Collateral, (ii) secure all of the Obligations, and (iii) represent valid, first and best Liens on all of the Loan Collateral except to the extent, if any, of the Permitted Liens.

          7. Representations. To induce Agent, LC Issuer and the Lenders to accept this

Amendment, each Borrower hereby represents and warrants to Agent, LC Issuer and the Lenders as follows:

                    7.1 Each Borrower has full power and authority to enter into, and to perform its obligations under, this Amendment, the Amended and Restated Revolving Loan Note and the other documents executed in connection therewith (collectively, the “Amendment Documents”), and the execution and delivery of, and the performance of its obligations under and arising out of, the Amendment Documents have been duly authorized by all necessary corporate action.

                    7.2 The Amendment Documents constitute the legal, valid and binding obligations of each Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

                    7.3 Each Borrower’s representations and warranties contained in the Credit Agreement are complete and correct as of the Effective Date with the same effect as though these representations and warranties had been made again on and as of the Effective Date, subject to those changes as are not prohibited by, or do not constitute Events of Default under, the Credit Agreement.

                    7.4 No Event of Default has occurred and is continuing under the Credit Agreement.

          8. Costs and Expenses; Amendment Fee. As a condition of this Amendment, (i) Borrowers will pay to Agent an amendment fee of $11,500, payable in full on the Effective Date; such fee, when paid, will be fully earned and non-refundable under all circumstances, and (ii) Borrowers will promptly on demand pay or reimburse Agent for the costs and expenses incurred by Agent in connection with this Amendment, including, without limitation, attorneys’ fees.

          9. Release. Borrowers hereby release Agent, LC Issuer and the Lenders from any and all liabilities, damages and claims arising from or in any way related to the Obligations or the Loan Documents, other than such liabilities, damages and claims which arise after the execution of this Amendment. The foregoing release does not release or discharge, or operate to waive performance by, Agent, LC Issuer and the Lenders of its express agreements and obligations stated in the Loan Documents on and after the Effective Date.

          10. Default. Any default by Borrowers in the performance of Borrowers’ obligations under this Amendment shall constitute an Event of Default under the Credit Agreement.

          11. Continuing Effect of the Credit Agreement. Except as expressly amended hereby, all of the provisions of the Credit Agreement are ratified and confirmed and remain in full force and effect.

          12. One Agreement; References; Fax Signature. The Credit Agreement, as amended by this Amendment, will be construed as one agreement. All references in any of the Loan Documents to the (i) Credit Agreement will be deemed to be references to the Credit Agreement as amended by this Amendment and (ii) Revolving Loan Note will be deemed to be references to the Amended and Restated Revolving Loan Note. This Amendment may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution hereof, and if so signed, (a) may be relied on by each party as if the document were a manually signed original and (b) will be binding on each party for all purposes.

          13. Captions. The headings to the Sections of this Amendment have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

          14. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

          15. Entire Agreement. This Amendment, together with the other Loan Documents, sets forth the entire agreement of the parties with respect to the subject matter of this Amendment and supersedes all previous understandings, written or oral, in respect of this Amendment.

          16. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Ohio (without regard to Ohio conflicts of law principles).

[Signature Page Follows]

          IN WITNESS WHEREOF, Borrowers have executed this Amendment to be effective as of the Effective Date.

INDUSTRIAL SERVICES OF AMERICA, INC.

By:	/s/ Alan Schroering

Alan Schroering, Chief Financial Officer

ISA INDIANA, INC.

By:	/s/ Alan Schroering

Alan Schroering, Chief Financial Officer

Accepted as of the Effective Date.

FIFTH THIRD BANK, as Agent

By:	/s/ Donald K. Mitchell

Donald K. Mitchell, Vice President

FIFTH THIRD BANK, as Lender

By:	/s/ Donald K. Mitchell

Donald K. Mitchell, Vice President

FIFTH THIRD BANK, as LC Issuer

By:	/s/ Donald K. Mitchell

Donald K. Mitchell, Vice President